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                                                                    Exhibit 10.3

September 12, 2003

VIA HAND DELIVERY

Mr. Andre Dahan
AT&T Wireless
16771 Northeast 72nd Way
Redmond, WA 98052

RE: AMENDMENT TO OFFER LETTER

Dear Andre:

This letter amends the terms and conditions of the retirement provision of your original offer letter dated May 16, 2001 (the "Offer Letter"), including a prior amendment to that provision which was made via an agreement dated May 29, 2002 (the "Prior Amendment"). Your retirement provision as set forth in the Prior Amendment consists of two distinct benefits - a special retirement payment and the Executive Life Program Split Dollar Agreement (the "Split Dollar Agreement"). For the reasons that you and I have discussed, the Split Dollar Agreement will be replaced in its entirety by the benefits and in the manner described below.

The Split Dollar Agreement will continue in force until March 16, 2004, at which time it will terminate in accordance with Section 6 thereof. Notwithstanding any provision of Section 6 to the contrary, you will assign the ownership of the related insurance policy (The Travelers Life Insurance Company Policy Number C0083C0101) to AT&T Wireless, including the total amount of the then current cash surrender value under such policy. We will present to you the necessary documentation to accomplish this assignment and any related transactions.

Effective no later than March 16, 2004, AT&T Wireless will purchase a joint and survivor annuity from Metropolitan Insurance and Annuity Company ("Metropolitan"). This annuity will provide an annual benefit of $125,000 payable in monthly installments for your life, beginning on or about March 16, 2007, and a 100% survivor benefit for the life of your spouse at the time of issue. The cost of this annuity will be paid in full by AT&T Wireless at the time of purchase. At AT&T Wireless' discretion, the annuity may be issued by an insurance company issuing products similar in terms to the annuity

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described here, but only if the issuing company is of similar size and ratings to those held by Metropolitan as of this date. As previously agreed, AT&T Wireless will make three annual payments of $125,000 commencing on or about March 16, 2004. In addition, to replace in general the death benefit that your beneficiaries would have received under the Split Dollar Agreement, AT&T Wireless will purchase a general account, second-to-die life insurance policy on the lives of you and your current spouse that will be owned by you or your designee, with a death benefit of $1,000,000. This policy will be paid in full at the time of purchase assuming the current interest and expense rates as of the date of this letter, and it is intended to stay in effect at least until the insureds attain age 99. As you know, the purchase of this policy will require medical underwriting for both you and your spouse.

AT&T Wireless will report all compensation and benefits related to this amendment in accordance with all applicable laws and regulations. Any such amounts, as a result of purchasing the annuity and second to die life insurance policy, that are reported to the Internal Revenue Service as taxable income to you will be grossed-up in accordance with our tax allowance policy then in effect for executive imputed income.

Except as expressly provided herein, this amendment amends and supercedes all of the provisions of the Prior Amendment (including, without limitation, the Split Dollar Agreement) and, to the extent the Offer Letter is inconsistent with this amendment, the Offer Letter.

Andre, we trust this amendment will be satisfactory to you. If you agree, please sign in the space provided below and return the original to me, after retaining a copy for your records.

Sincerely,

/s/ Jane Marvin

Jane Marvin
Executive Vice President,
Human Resources

I accept and agree to the terms and conditions of the amendment described in this letter, which I have read and understand.

/s/ Andre Dahan                                  September 29, 2003
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Andre Dahan                                      Date